Exhibit 10.2

Severance Agreement and General Release and Waiver of Claims

This Agreement (“Agreement”) is made effective as of September 19, 2019, by and between StoneMor GP LLC (“the Company”), the general partner of StoneMor Partners L.P. (the “Partnership”), and Garry P. Herdler (“you”):

WHEREAS, you were employed as Senior Vice President and Chief Financial Officer of the Company pursuant to an Employment Agreement with an effective date of April 15, 2019 (“Employment Agreement”).

WHEREAS, your employment with the Company terminated effective September 19, 2019, immediately prior to your execution of this Agreement (the “Termination Date”);

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

1. General Terms of Separation of Employment. You acknowledge and agree that your employment with the Company under the Employment Agreement terminated on the Termination Date, immediately prior to your execution of this Agreement. You will be paid: (a) your Base Salary through September 20, 2019; (b) your accrued but unused vacation as of the Termination Date, which equals the gross amount of $14,451.92 (less any taxes and other applicable withholdings); (c) reimbursement of any reimbursable business expenses incurred prior to the Termination Date in accordance with Section 5 of the Employment Agreement; and (d) reimbursement of health and dental insurance costs incurred by you and your dependents covering the 90-day period that commenced on April 15, 2019, subject to your submission to the Company of invoices substantiating such costs.

2. Severance Benefits.

(a) If you sign this Agreement, agreeing to be bound by the Release in Paragraph 3 below and the other terms and conditions of this Agreement described herein, the Company will do the following:

(i) Pay you the final installment of the minimum Bonus set forth in Section 3(b) of the Employment Agreement, in the gross amount of Sixty-Seven Thousand Five Hundred Dollars ($67,500.00), less any taxes and other applicable withholdings. This payment will be made on the Company’s first payroll pay date that is at least ten (10) days after you execute this Agreement.

(ii) Agree not to cancel or materially modify: (i) the existing D&O liability insurance currently in place for the Company; or (ii) the supplemental D&O insurance liability insurance obtained pursuant to Section 3(f) of the Employment Agreement prior to its expiration on June 30, 2020.

(iii) Enter into a Consulting Agreement with ORE Management LLC (a limited liability company of which you are the sole member), pursuant to which the Company will engage you, through ORE Management LLC, to provide consulting services to the Company on the terms and conditions set forth in the Consulting Agreement attached hereto as Exhibit A and incorporated by reference herein (the “Consulting Agreement”).

(b) For purposes of this Agreement, the term “Severance Benefits” shall refer to the payments and benefits set forth in Paragraph 2(a) (including the payments set forth in the Consulting Agreement).

3. Release.

(a) In exchange for the Severance Benefits, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits, demands or liabilities of any kind, known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following: (i) any Claims having anything to do with your employment (including the cessation of your employment, whether initiated by you or the Company) with the Company and/or any of its parent, subsidiary, related and/or affiliated companies; (ii) any Claims for severance, benefits, bonuses, incentive compensation, equity awards and interests, commissions and/or other compensation or benefits of any kind; (iii) any Claims for reimbursement of expenses of any kind; (iv) any Claims for attorneys’ fees or costs; any Claims under the Employee Retirement Income Security Act (“ERISA”); (v) any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by Federal, State or Local law as enacted or amended (such as Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act and the Pennsylvania Human Relations Act) and any Claims for retaliation under any of the foregoing laws; (vi) any Claims under the Family and Medical Leave Act; (vii) any Claims under the Pennsylvania constitution; (viii) any whistleblower or retaliation Claims; (ix) any Claims under your Employment Agreement; and/or (x) any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, violation of public policy, invasion of privacy, misrepresentation, emotional distress or pain and suffering.

(b) Releasees. The term “Releasees” includes: the Company, the Partnership, and any and all of their respective direct or indirect parent, subsidiary, related and/ or affiliated divisions, companies, and entities and each of their past and present employees, officers, directors, attorneys, owners, shareholders, members, managers, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.

(c) The Company’s senior management does not have actual knowledge of any facts that would give rise to a legal claim by the Company against you.

4. Non-Released Claims. The Release in Paragraph 3 above does not apply to: any Claims for Accrued Obligations (as defined in the Employment Agreement); any Claims to require the Company to honor its commitments in this Agreement; any Claims as an equity holder in the common units of the Partnership (as your holdings in such common units are limited and/or restricted by the terms of the Employment Agreement or any exhibits thereto); any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement; any Claims that arise after you have signed this Agreement; any other Claims that cannot be waived by a private agreement; and any Claims for indemnification and advancement under the Employment Agreement and/or the Company’s operating agreement. The Release is subject to and restricted by your Retained Rights in Paragraph 5.

5. Retained Rights.

(a) Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to or shall be interpreted to restrict or otherwise interfere with: (i) your obligation to testify truthfully in any forum; (ii) your right and/or obligation to contact, cooperate with, provide information to, file a charge with, or otherwise participate in any proceeding of, any government agency, commission or entity (including, but not limited, to the EEOC and the SEC); or (iii) your right to disclose any information or produce any documents as is required by law or legal process. However, the Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3 with regard to any charge you may file or which may be filed on your behalf.

(b) Notwithstanding the foregoing, or any other provision of this Agreement, nothing in this Agreement is intended to prohibit you from reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the SEC, the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended. You are entitled to make reports and disclosures or otherwise take action under this paragraph without prior authorization from or subsequent notification to the Company. Similarly, nothing set forth in this Agreement limits your right to receive a monetary award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended, or for information provided to the DOL or any other government agency, commission or entity. Further, nothing set forth in this Agreement limits your immunity and disclosure rights in Section 8(e) of the Employment Agreement which is hereby incorporated by reference.

6. Adequacy of Consideration. You acknowledge and agree that the Company’s Severance Benefits under Paragraph 2 above constitute adequate and sufficient consideration to support your Release above and fully compensate you for Claims you are releasing.

7. Duty to Notify. In the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of confidential information which you created or acquired in the course of your employment, you must notify immediately the Company’s General Counsel, Chief Legal Officer and Secretary by calling (215) 826-2814 (or such other number as the Company may have provided by notice given to you in accordance with the Employment Agreement) and notifying him promptly in writing, via first class mail, at the following address:

StoneMor GP LLC, 3600 Horizon Blvd., Trevose, PA 19053, enclosing a copy of the request or demand as well as any and all non-privileged documents relating to the request or demand that you are able to locate promptly. You shall wait at least ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order. This obligation shall not apply in the event of requests or demands for confidential information from any government agency, commission or entity.

8. Non-Defamation.

(a) You agree that you will not, directly or indirectly, make or ratify any defamatory comments or remarks as defined by law, in writing, orally or electronically, about the Company, the Partnership and any and all of their respective direct or indirect parent, subsidiary, related and/or affiliated companies, divisions or entities (together, the “Company Group”) and their respective boards of directors/managers, executive officers, products and services. This restriction is subject to and limited by your Retained Rights in Paragraph 5 and by the provisions in Section 8(d) of the Employment Agreement, which provisions shall apply equally to this Release.

(b) The Company’s and the Partnership’s respective board of directors/managers and executive officers will not, directly or indirectly, make or ratify any defamatory comments or remarks as defined by law, in writing, orally or electronically, about you.

(c) The restrictions in subparagraphs (a) and (b) of this Paragraph 8 are not intended to nor shall be interpreted to restrict or otherwise interfere with any person’s: (i) obligation and entitlement to testify truthfully in any forum; (ii) right and/or obligation to contact, cooperate with, provide information to, file a charge or other action with, or otherwise participate in any litigation and/or or other legal proceeding, including of, any government agency, commission or entity (including, but not limited, to the EEOC and the SEC), or (iii) right to disclose any information or produce any documents as is required by law or legal process.

9. Post-Employment Restrictions. As a condition of your entitlement to receive the Severance Benefits, you are required to materially comply with and continue to be in material compliance with your obligations set forth in Sections 7, 8, 9 and 10 of the Employment Agreement.

10. Cooperation Services. You agree to reasonably cooperate with and provide assistance to the Company (for purposes of this Paragraph 10, including the Partnership and each of their respective affiliates, divisions and/or related entities), without any additional compensation, if called upon by authorized agents of the Company or the Company’s attorneys for the purposes of the transition of your responsibilities as well as with regard to any lawsuit, claim, action, investigation, inquiry, administrative action or review or otherwise, that is currently pending or that may be brought against the Company by any third party, or in connection with any internal investigation by the Company, in each case with respect to matters with which you were involved or had knowledge during your employment. You agree to make yourself reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company to provide any and all non-privileged documents in your possession that relate to the proceedings, and to provide assistance in locating any and all relevant notes and/or documents as necessary. Any cooperation shall be provided by you at reasonable times and locations, with as much advance notice as possible by the Company. In any circumstance, to the extent you reasonably incur out-of-pocket expenses in connection with any such cooperation (including without limitation, for travel), the Company will fully reimburse you for those expenses upon presentation of appropriate receipts.

11. Press Release. The Company will provide you with advance review of, and the opportunity to comment on, any press release and related Current Report on Form 8-K to be made or filed by the Company in connection with the termination of your employment prior to its release or filing.

12. Interpretation of Agreement. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania and without the aid of any canon, custom or rule of law requiring construction against the draftsperson. If any provision of this Agreement or application thereof is adjudicated to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

13. Entire Agreement. This Agreement, including the Consulting Agreement, constitutes the entire agreement between the parties regarding the matters contained herein and supersedes any and all prior representations, agreements, written or oral, expressed or implied, with regard to the matters contained herein including concerning releases, post-employment cooperation, and defamation. For the avoidance of doubt, the obligations contained in Sections 7 through 14 of the Employment Agreement and any other provision that by its terms is intended to survive the termination of the Employment Agreement and the termination of Executive’s employment thereunder, shall survive and shall be fully enforceable after the termination of the Employment Agreement and the termination of Executive’s employment with the Company. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties. This Agreement shall be binding upon and be for the benefit of the parties as well as your heirs and the Company’s and the Partnership’s successors and assigns.

14. Acknowledgment. You acknowledge and agree that, subsequent to the cessation of your employment, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement and the Consulting Agreement.

15. Tax Matters. For avoidance of doubt, the provisions of Section 13 of the Employment Agreement shall remain in full force and effect.

16. Representations.

(a) You agree and represent that: (i) you have read carefully the terms of this Agreement, including the General Release; (ii) you have had an opportunity to and have been encouraged to review this Agreement, including the Release, with an attorney; (iii) you understand the meaning and effect of the terms of this Agreement, including the waiver of Claims as set forth in the Release (subject to the limitations in Paragraph 4 above and your Retained Rights in Paragraph 5 above); (iv) your decision to sign this Agreement and waive any and all Claims in Paragraph 3 above is of your own free and voluntary act without compulsion of any kind; (v) no promise or inducement not expressed in this Agreement has been made to you; and (vi) you understand that you are waiving your Claims as set forth in Paragraph 3 above (subject to the limitations in Paragraph 4 above and your Retained Rights in Paragraph 5 above).

(b) If the Company fails to execute this Agreement on or before the tenth (10) day after you execute it, or fails to truthfully represent that it has authority to bind the Partnership to the provisions of Paragraph 8(b) above, then Paragraph 8 of this Agreement shall be deemed null and void and the remainder of this Agreement shall remain in full force and effect, subject to its terms and conditions.

(c) Each paragraph or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.

(d) This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if signatures thereto and hereto were upon the same instrument. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for this purpose.

IN WITNESS WHEREOF, the Company and you have executed this Agreement intending to be legally bound:

StoneMor GP LLC
/s/ Garry P. Herdler
Garry P. Herdler	By:	/s/ Joseph M. Redling
	Name:	Joseph M. Redling
	Title:	President and Chief Executive Officer

Date: September 19, 2019	Date: September 19, 2019

EXHIBIT A

CONSULTING AGREEMENT

See Attached

STONEMOR GP LLC

3600 HORIZON BOULEVARD, SUITE 100

TREVOSE, PA 19053

September 19, 2019

ORE Management LLC

Attention: Garry P. Herdler

Dear Garry:

This letter agreement, when signed by you (this “Agreement”), sets forth the terms upon which StoneMor GP LLC (the “Company”) agreed to enter into this Consulting Agreement with ORE Management LLC (“you” or the “Consultant”), a limited liability company, through Garry P. Herdler (“Herdler”), the Consultant’s sole and managing member, to engage Consultant to provide consulting services to the Company on the terms and conditions set forth herein.

This Consulting Agreement sets forth the terms upon which Consultant will provide consulting services to the Company.

1. Services:

The Company hereby engages Consultant to: (a) assist Alvarez & Marsal Private Equity Performance Improvement Group, LLC (“A&M”) in the validation of certain aspects of the Company’s Phase II Performance Improvement Plan with accelerated cost reductions to be implemented in 2H 2019 and 2020; (b) work with A&M and the Company to develop a written action plan and strategy (the “Plan”) to implement the annualized cost reduction targets identified by A&M pursuant to the Statement of Work between A&M and StoneMor Partners L.P. dated as of August 26, 2019 (the “A&M Engagement Letter”); and (c) perform other services related to the development and implementation of the Plan as may be directed by the Company’s President and Chief Executive Officer (the “CEO”) during the Term (the “Services”). Consultant and A&M shall deliver the “Deliverables” (as defined in the A&M Engagement Letter) for the Plan to the Company prior to the conclusion of the Term. In providing the Services, Consultant will report to the CEO and will work closely with other management of the Company as directed by the CEO. Consultant will comply with the Company’s policies with respect to workplace safety, non-discrimination, non-harassment and business ethics.

2. Term:

This Agreement is effective on September 23, 2019 (the “Effective Date”) and shall remain in effect for a period of 14 weeks following the Effective Date (i.e. until December 30, 2019) (the “Term”).

3.	Bi-Weekly Fee:

In consideration for the Services, the Company shall compensate Consultant at a bi-weekly fee of $21,500.00 during the Term, for a total fee compensation of $150,500.00. The fee shall be payable on a bi-weekly basis at the beginning of each bi-weekly period, with the first such fee payment to be made on September 23, 2019 and the last such fee payment to be made on December 16, 2019. Consultant will provide invoices to support this bi-weekly fee payment.

4.	Cost Reduction Target Payments:

If Consultant (i) delivers the Plan to the Company prior to the conclusion of the Term, (ii) A&M validates the Plan as reasonably achievable with respect to the annualized cost reduction targets identified by A&M pursuant to the A&M Engagement Letter and set forth in the Plan, and (iii) the Company approves the Plan validated by A&M (which approval shall not be unreasonably withheld), Consultant shall be eligible to receive a Cost Reduction Target Payment (the “Target Payment”) based on the projected annualized cost reductions, one-time cost reductions, and cash collateral reductions (the “Projected Cost Reductions”) set forth in the Plan, as set forth below:

a.	Consultant shall receive a payment of $100,000.00 in the event that the Projected Cost Reductions set forth in the Plan total at least $10,000,000.00 but less than $15,000,000.00;

b.	Consultant shall receive a payment of $200,000.00 in the event that the Projected Cost Reductions set forth in the Plan total at least $15,000,000.00 but less than $18,000,000.00; or

c.	Consultant shall receive a payment of $300,000.00 in the event that the Projected Cost Reductions set forth in the Plan total an amount greater than or equal to $18,000,000.00.

In the event that Consultant is eligible to receive the Target Payment pursuant to this Section 4, such Target Payment shall be payable within ten (10) business days following the date on which the Company approves the Plan validated by A&M that contains Projected Cost Reductions at a level that entitles Consultant to the Target Payment. Consultant shall not be required to be on-site after the Company approves the Plan validated by A&M. If the Company terminates the Agreement prior to the completion of the Term, then the Company shall be required to pay Consultant the balance of the Bi-Weekly Fee and the $300,000 Cost Reduction Target Payment (to the extent not already paid), regardless of whether any future cost reductions or revenue enhancements are projected or achieved.

5.	Independent Contractor:

Consultant shall be deemed an independent contractor and not an employee of the Company. Consultant shall not be entitled to participate in any employee benefit program of the Company by reason of this Agreement or by the relationship created between the parties. Nothing herein shall prevent Consultant from acting as a contractor for a third party or otherwise accepting employment with a third party, provided that Herdler complies at all times with his obligations set forth in Sections 7, 8, 9 and 10 of the Employment Agreement between Herdler and the Company with an effective date of April 15, 2019 (the “Employment Agreement”). Nothing herein shall be construed to create a partnership, joint venture or agency relationship among the parties. Consultant shall be solely responsible for the payment of federal self-employment and all other federal, state and local taxes in regard to the performance of services under this Agreement, and agrees to defend, indemnify and hold harmless the Company for Consultant’s nonpayment of such taxes on a timely basis. The Company will issue to Consultant an IRS Form 1099 for such services under this Agreement as required by law.

6.	Authority:

Consultant has no authority to bind, obligate or contract on behalf of the Company.

7.	Workers’ Compensation:

Consultant shall not be eligible for workers’ compensation insurance from the Company and shall be solely responsible for any injuries or damages that Consultant may sustain in the course of performing Services pursuant to this Agreement.

8.	Ownership of Work Product; Confidentiality:

a.

All written materials and other works which may be subject to copyright and all patentable and unpatentable inventions, discoveries and ideas which are made, conceived or written by Consultant while providing services under this Agreement will be owned by the Company as “works made for hire” and Consultant hereby assigns all proprietary rights, including copyrights and patent rights therein, to the Company. Consultant also agrees to hold all such “works made for hire” as confidential. At the request of the Company, Consultant will give reasonable assistance to the Company, including execution of a separate assignment of copyright and patent rights, to allow the Company to perfect its ownership rights in Consultant’s work product.

b.

Consultant agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the business, business relationships or financial affairs of the Company, affiliates of the Company or any portfolio company managed by the Company (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information shall include all inventions, products, processes, methods, techniques, projects, developments, plans, research data, financial data, personnel data, know-how and contacts at or knowledge of investors or prospective investors of the Company. Consultant will not disclose any Proprietary Information to any person or entity or use the same for any purposes (other than in the performance of the Services) without written approval by an officer of the Company, either during or after Consultant’s engagement by the Company, unless and until such Proprietary Information has become public knowledge without fault by Consultant. Notwithstanding the foregoing, “Proprietary Information” shall not include any information which (a) was publicly known and available in the public domain prior to the time such information is disclosed (other than as a result of a breach of this Agreement); (b) becomes publicly known and available in the public domain at the time such information is disclosed (other than as a result of a breach of this Agreement); (c) is independently developed by the Consultant without use of or reference to the Confidential Information; or (d) is received by the Consultant from a third party without an accompanying duty of confidentiality who, insofar as is known to the Consultant after reasonable due inquiry, is not prohibited from transmitting the information to the Consultant by a contractual or other legal obligation.

c.

Consultant agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, electronic, photographic, or other tangible material containing Proprietary Information, whether created by Consultant or others, which shall come into Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by Consultant only in the performance of the Services. All such materials or copies thereof and all tangible property of the Company in Consultant’s custody or possession shall be delivered to the Company, or destroyed by Consultant (with written certification of such destruction provided to the Company), upon the earlier of (i) a request by the Company or (ii) the end of the Term. After such delivery, Consultant shall not retain any such materials or copies thereof or any such tangible property. Nothing herein shall require Consultant to return or destroy any materials that Consultant is legally obligated to preserve or otherwise retain.

d.

Consultant agrees that Consultant’s obligation not to disclose or to use information and materials of the types set forth in Sections 8(a) and (b) above, and Consultant’s obligation to return materials and tangible property, set forth in Section 8(c) above, also extends to such types of information, materials and tangible property of customers of the Company or business associates of the Company or other third parties who may have disclosed or entrusted the same to the Company or to Consultant.

e.

In addition, the Defend Trade Secrets Act of 2016 (the “Act”) provides that: (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Act further provides that: (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

9.	Liability and Indemnity:

The Company shall defend, indemnify and hold Consultant harmless from and against all claims, demands, liabilities, fines and expenses, including attorneys’ fees, asserted by third parties against Consultant which arise out of or are based upon Consultant’s provision of Services pursuant to this Agreement. Notwithstanding the foregoing, the Company shall not be obligated to defend, indemnify and hold Consultant harmless to the extent that any such claims, demands, liabilities, fines and expenses result from Consultant’s willful malfeasance, bad faith or gross negligence.

10.	Entire Agreement:

No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Consultant and a duly authorized officer of the Company.

11.	Miscellaneous:

a.

The Company will provide Consultant with advance review of, and the opportunity to comment on, any press release and related Current Report on Form 8-K to be made or filed by the Company concerning this Agreement or any services to be provided by the Consultant pursuant to this Agreement.

b.

Consultant represents that entry into this Agreement and performance of the duties described in this Agreement do not violate or conflict with any agreement or policy to which Consultant is a party or by which Consultant may be bound.

c.

Each provision of this Agreement shall be treated as a separate and independent clause, and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, geography, time-period, subject, or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

d.

All oral or written agreements or representation, expressed or implied, with respect to the subject matter of this Agreement are set forth in this Agreement and this Agreement supersedes all prior agreements, written or oral, between Consultant and the Company relating to the subject matter of this Agreement, other than (i) the Severance Agreement and General Release and Waiver of Claims between Herdler and the Company that was executed by Herdler on September 19, 2019, and (ii) the obligations contained in Sections 7 through 14 of the Employment Agreement, which shall survive. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Consultant and the Company.

e.

This is a personal services contract and the Consultant agrees that its sole and managing member, Garry P. Herdler, will be exclusively responsible for delivering the Services. This Agreement will be binding upon Consultant and its successors and assigns and will inure to the benefit of the Company and its successors and assigns. The Consultant shall not assign any rights, or delegate any duties, arising under this Agreement, by operation of law or otherwise.

f.

All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered personally or one business day after delivery by electronic mail to the addresses set forth on the signature page to this Agreement. Either party may change the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this section.

g.

No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

h.

Governing Law; Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law provisions. Any action permitted to be brought by this Agreement, pursuant to this Agreement, shall be brought exclusively in the state or federal courts in the Eastern District of Pennsylvania and each party consents to such jurisdiction.

[signatures appear on next page]

IN WITNESS WHEREOF, this Consulting Agreement has been duly executed by the parties on September 19, 2019.

The Company:

StoneMor GP LLC

By:
Name: Joe Relding
Title:

ORE Management LLC

By:
Name: Garry P. Herdler
Title: Managing Member